EXHIBIT 99.1

BJ’s Restaurants, Inc. Appoints Julius W. Robinson, Jr. to its Board of Directors

HUNTINGTON BEACH, Calif., Jan. 31, 2022 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today announced the appointment of Mr. Julius W. Robinson, Jr. to the Company’s Board of Directors as an independent director, effective January 28, 2022. Additionally, Mr. Robinson will serve as a member of the Compensation Committee of the Board. The appointment of Mr. Robinson brings the total number of the Company’s board members to thirteen.

Mr. Robinson currently serves as the Chief Sales & Marketing Officer for the United States and Canada at Marriott International, Inc. (“Marriott”) (NASDAQ: MAR). Marriott is based in Bethesda, Maryland, USA, and encompasses a portfolio of nearly 8,000 properties under 30 leading brands spanning 139 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. Mr. Robinson is responsible for top line sales and leads the disciplines of Sales, Distribution, Field Marketing, Loyalty, Revenue Strategy, and Public Relations and Crisis Communications for Marriott’s largest division. Mr. Robinson’s experience in the hospitality industry spans nearly three decades with Marriott. His senior leadership roles include Senior Vice President and Global Brand Leader for Marriott Hotels and Sheraton Hotels, and he has held the position of Global Brand Leader for Autograph Collection Hotels and Tribute Portfolio, which represent Marriott’s foray into independent and boutique hotels. Mr. Robinson also previously served as Vice President of Global Sales, Vice President of Brand Franchising, and Regional Vice President of Revenue Management for the Eastern United States.

“I am pleased to welcome Julius to BJ’s Board of Directors,” said Greg Levin, Chief Executive Officer & President. “Julius’s wealth of knowledge and experience in the hospitality industry, coupled with his marketing and sales expertise, will be invaluable as we continue building a national brand that delivers a higher quality, more differentiated casual dining experience for our guests. We look forward to leveraging Julius’s national multi-unit brand experience and are certain that he will be a valuable asset to our Board and Company.”

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 211 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.